Exhibit 99.1

Renalytix plc

(“Renalytix” or the “Company”)

Result of AGM

LONDON and NEW YORK, 19 December 2024 – Renalytix plc (LSE: RENX) (OTCQB: RNLXY), which is commercialising the only FDA-approved and Medicare reimbursed prognostic test to support early-stage risk assessment for chronic kidney disease, announces that at the Annual General Meeting (“AGM”) held earlier today, all resolutions were duly passed.

The results of the AGM are detailed below:

	For	% voted in favour	Against	% voted against	Withheld
Ordinary resolutions
1 Receive and adopt the UK 2024 Annual Report	215,649,238	99.86%	298,365	0.14%	40,760
2 Approve Directors’ Remuneration Report	187,117,898	86.76%	28,544,007	13.24%	326,458
3 Ratify the selection of CohnReznick	215,624,372	99.92%	178,413	0.08%	185,578
4 Reappoint PKF Littlejohn LLP as Auditors	215,760,810	99.91%	184,281	0.09%	43,272
5 Authorise Board to determine auditors’ remuneration	215,474,022	99.86%	302,821	0.14%	211,520
6 Authorise the issue of shares under the 2020 Equity Incentive Plan with Non-Employee Sub-Plan	151,371,930	83.99%	28,863,246	16.01%	35,753,187
7 Authorise the Issue of Equity	151,554,272	83.99%	28,898,602	16.01%	35,535,489

Special resolutions
8 Authorise Issue of Equity without Pre-emptive Rights	151,648,214	84.04%	28,799,536	15.96%	35,540,613
9 Authorise Market Purchase of Ordinary Shares	180,179,511	99.83%	305,940	0.17%	35,502,912

For further information, please contact:

Renalytix plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel (Nominated Adviser and Joint Broker)	Tel: 020 7710 7600
Nicholas Moore / Nick Harland / Ben Good

Oberon Capital (Joint Broker)	Tel: 020 3179 5300
Mike Seabrook / Nick Lovering

Walbrook PR Limited	Tel: 020 7933 8780 or renalytix@walbrookpr.com
Paul McManus / Alice Woodings	Mob: 07980 541 893 / 07407 804 654

CapComm Partners
Peter DeNardo	Tel: 415-389-6400 or investors@renalytix.com

About Renalytix (www.renalytix.com)

Renalytix (LSE: RENX) (OTCQB: RNLXY) is an artificial intelligence-enabled in vitro diagnostics company, focused on optimizing clinical management of kidney disease to drive improved patient outcomes. Renalytix has received FDA approval and Medicare reimbursement for kidneyintelX.dkd which is now offered commercially in the United States.

Unrecognized and uncontrolled kidney disease remains one of the largest barriers to controlling cost and suffering in the United States and the United Kingdom’s medical system, affecting over 14 million and 8 million people, respectively. After five years of development and clinical validation, kidneyintelX.dkd is the only FDA-approved and Medicare reimbursed prognostic tool capable of understanding a patient’s risk with kidney disease early where treatment has maximal effect. kidneyintelX.dkd is now being deployed across large physician group practices and health systems in select regions of the United States.

The over 10,000 patients that have been tested by kidneyintelX.dkd have produced a substantial body of real-world performance data. In patient populations where kidneyintelX.dkd has been deployed, a demonstrated and significant increase in diagnosis, prognosis, and treatment rates have been recorded. kidneyintelX.dkd now has full reimbursement established by Medicare, the largest insurance payer in the United States, at $950 per reportable result. kidneyintelX.dkd is also recommended for use in the international chronic kidney disease clinical guidelines (KDIGO).